Exhibit 4(j)

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

100 MOTOR PARKWAY

HAUPPAUGE, NY 11788

GUARANTEED MINIMUM INCOME BENEFIT SCHEDULE SUPPLEMENT

Annuity Number: [001-00001]

Effective Date of the Rider: [Issue Date of the Annuity]

Initial Protected Value as of the Effective Date of the Rider: $[100,000]

Waiting Period: [Seven years]

Roll-Up Percentage: [5.0]%

Cap Percentage: [200.0]%, subject to the Roll-Up Cut-Off Date, if reached earlier

Roll-Up Cut-Off Date: [The later of:

(a)	the anniversary of the Annuity’s Issue Date on or immediately after the Annuitant’s 80th birthday; and

(b)	the 7th anniversary of the later of (i) the Effective Date of the Rider; or (ii) the effective date of the last reset, subject to the Cap if reached earlier.]

Dollar for Dollar Limit Percentage: [5.0]%

Resets: [Resets are available. You may reset the benefit twice. No resets are permitted on or after the Annuitant’s 76th birthday.]

Charge for the Rider: [0.50% of the average Protected Value for the applicable period.]

[Charge for the Rider that would apply if no other options were elected: 0.60% of the average Protected Value for the applicable period.]

Maximum Protected Value Per Life: [Not applicable]

Benefit Exercise Limit: [The anniversary of the Annuity on or immediately following the Annuitant’s 95th birthday, or earlier if required by law]

Termination: [You may not elect to terminate this Rider and continue your Annuity.]